Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces First Quarter 2015 Results

•	First quarter revenue of $204.0 million

•	Oil and Gas profitability up year-over-year but down sequentially

•	Industrial and Specialty Products profitability up year-over-year and sequentially

•	Generated positive operating cash flow in the quarter of $19.8 million

Frederick, Md., April 28, 2015 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $14.8 million or $0.28 per basic and $0.27 per diluted share for the first quarter ended March 31, 2015 compared with net income of $18.4 million or $0.34 per basic share and diluted share for the first quarter of 2014. Earnings per share during the quarter were negatively impacted by $8.3 million of business development expenses, $7.6 million of which was related to an adverse, unanticipated arbitration ruling. The Company also incurred $1.4 million in restructuring costs for actions designed to help bring the business more in line with current market conditions. Excluding these additional expenses, EPS for the quarter was $0.40 per basic share.

“I am very proud of our performance in the quarter against the backdrop of rapidly falling oil prices and declining rig count. Our results demonstrate the strength of our business model, assets, team and customer base,” said Bryan Shinn, president and chief executive officer. “However, given the magnitude of the reduction in drilling and completions activity, we expect that volumes and pricing of frac sand will remain under pressure, resulting in lower profitability in the second quarter. We will continue to work closely with our customers during this energy sector downturn to help them be more competitive and we expect to continue to gain market share,” he added. “While we are clearly focused on maximizing near term business results, we are also continuing to focus on our longer term goals. Specifically, we plan to continue to strengthen our position in the oil and gas proppant market, grow and diversify our industrial business and prepare for future growth,” Shinn noted.

First Quarter 2015 Highlights

Total Company

•	Revenue totaled $204.0 million compared with $180.1 million for the same period last year, an increase of 13% year-over-year but an 18% decline sequentially from the fourth quarter of 2014.

•	Overall tons sold increased to 2.7 million tons, a 16% improvement over the first quarter of 2014 but a 12% decline sequentially from the fourth quarter of 2014.

•	Contribution margin for the quarter was $67.7 million compared with $54.8 million in the same period of the prior year, a 23% improvement year-over-year but a decrease of 28% sequentially from the fourth quarter of 2014.

•	Adjusted EBITDA was $51.3 million versus $41.9 million for the same period last year, an increase of 22% on a year-over-year basis but a 23% decline sequentially compared with the fourth quarter of 2014.

Oil and Gas

•	Revenue for the quarter totaled $148.8 million compared with $130.6 million in the same period in 2014, up 14% year-over-year but a 24% decline sequentially from the fourth quarter of 2014.

•	63% of tons sold were made in basin compared with 69% in the first quarter of 2014 and 66% in the fourth quarter of 2014.

•	Overall tons sold totaled 1.7 million tons compared with 1.3 million tons sold in the first quarter of 2014 and 2.0 million tons sold in the fourth quarter of 2014.

•	Segment contribution margin was $52.2 million versus $41.6 million in the first quarter of 2014, an increase of 25% on a year-over-year basis but a decrease of 35% sequentially from the fourth quarter of 2014.

Industrial and Specialty Products

•	Revenue for the quarter totaled $55.2 million compared with $49.5 million for the same period in 2014, an increase of 12% year-over-year and up 3% sequentially from the fourth quarter of 2014.

•	Overall tons sold totaled 1.0 million tons, an increase of 1% compared with the first quarter of 2014 and a decrease of 4% sequentially compared with the fourth quarter of 2014.

•	Segment contribution margin was $15.5 million compared with $13.2 million in the first quarter of 2014, an increase of 17% on a year-over-year basis and up 15% sequentially from the fourth quarter of 2014.

Capital Update

As of March 31, 2015, the Company had $327.8 million in cash and cash equivalents and short term investments and $46.9 million available under its credit facilities. Total debt at March 31, 2015 was $494.2 million. Capital expenditures in the first quarter totaled $13.4 million and were associated largely with the Company’s investment in a new frac sand mine and plant located near Fairchild, WI, a new transload facility near Odessa, Texas and other maintenance capital projects.

Outlook and Guidance

Due to the current lack of visibility in its Oil and Gas business, the Company will continue to refrain from providing guidance for Adjusted EBITDA until such time as it can gain more clarity around its customers’ business activity levels and the associated demand for its products. Based on current market conditions, the Company anticipates that its capital expenditures for 2015 will be in a range of $60 million to $80 million.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, April 29, 2015 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853. The conference ID number for the replay is 13606608. The replay of the call will be available through May 29, 2015.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 115-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, Houston, Texas and Shanghai, China. The Company operates on a platform of ethics, safety and sustainability. U.S. Silica is a founding member of Wisconsin Industrial Sand Association (WISA) and has been recognized by the Wisconsin Department of Natural Resources (WDNR) as a partner in the WDNR Green Tier program. In becoming a Green Tier participant, U.S. Silica demonstrates its commitment to achieving superior environmental and economic performance.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Sales	$203,958	$180,095
Cost of goods sold (excluding depreciation, depletion and amortization)	138,653	126,770
Operating expenses
Selling, general and administrative	26,961	15,445
Depreciation, depletion and amortization	13,243	9,589

	40,204	25,034

Operating income	25,101	28,291
Other (expense) income
Interest expense	(6,836)	(3,808)
Other income, net, including interest income	11	38

	(6,825)	(3,770)

Income before income taxes	18,276	24,521
Income tax expense	(3,453)	(6,150)

Net income	$14,823	$18,371

Earnings per share:
Basic	$0.28	$0.34
Diluted	$0.27	$0.34

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2015	December 31, 2014

ASSETS
Current Assets:
Cash and cash equivalents	$252,555	$267,281
Short-term investments	75,253	75,143
Accounts receivable, net	96,355	120,881
Inventories, net	65,035	66,712
Prepaid expenses and other current assets	10,775	9,267
Deferred income taxes, net	23,776	22,295
Income tax deposits	—	746

Total current assets	523,749	562,325

Property, plant and mine development, net	565,337	565,755
Goodwill	68,647	68,647
Trade names	14,914	14,914
Customer relationships, net	6,824	6,984
Other assets	13,882	12,317

Total assets	$1,193,353	$1,230,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$6,756	$4,215
Accounts payable	56,699	85,781
Dividends payable	6,738	6,805
Accrued liabilities	13,922	17,911
Accrued interest	60	60
Current portion of long-term debt	3,321	3,329
Deferred revenue	26,771	26,771
Income tax payable	4,997	—

Total current liabilities	119,264	144,872

Long-term debt	490,873	491,757
Deferred revenue	59,224	64,722
Liability for pension and other post-retirement benefits	61,554	59,932
Deferred income taxes, net	47,918	49,749
Other long-term obligations	16,472	16,094

Total liabilities	795,305	827,126

Stockholders’ Equity:
Preferred stock	—	—
Common stock	540	539
Additional paid-in capital	193,140	191,086
Retained earnings	240,683	232,551
Treasury stock, at cost	(16,156)	(542)
Accumulated other comprehensive loss	(20,159)	(19,818)

Total stockholders’ equity	398,048	403,816

Total liabilities and stockholders’ equity	$1,193,353	$1,230,942

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of income before income taxes, the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended March 31,
	2015	2014
	(in thousands)

Sales:
Oil & Gas Proppants	$148,753	$130,584
Industrial & Specialty Products	55,205	49,511

Total sales	203,958	180,095
Segment contribution margin:
Oil & Gas Proppants	52,195	41,628
Industrial & Specialty Products	15,456	13,187

Total segment contribution margin	67,651	54,815
Operating activities excluded from segment cost of goods sold	(2,346)	(1,490)
Selling, general and administrative	(26,961)	(15,445)
Depreciation, depletion and amortization	(13,243)	(9,589)
Interest expense	(6,836)	(3,808)
Other income, net, including interest income	11	38

Income before income taxes	$18,276	$24,521

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA

	For the Three Months Ended March 31,
	2015	2014
	(in thousands)

Net income	$14,823	$18,371
Total interest expense, net of interest income	6,940	3,873
Provision for taxes	3,453	6,150
Total depreciation, depletion and amortization expenses	13,243	9,589

EBITDA	38,459	37,983
Non-cash incentive compensation(1)	2,090	1,330
Post-employment expenses (excluding service costs)(2)	868	381
Business development related expenses(3)	8,328	1,925
Other adjustments allowable under our existing credit agreements(4)	1,538	309

Adjusted EBITDA	$51,283	$41,928

(1)	Includes vesting of incentive equity compensation issued to our employees.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note N - Pension and Post-retirement Benefits to our Financial Statements in Part 1, Item 1 in our Quarterly Report on Form 10-Q.
(3)	Reflects expenses related to business development activities in connection with our growth and expansion initiatives.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as restructuring costs and employment agency fees.

Investor Contact:

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com

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